Exhibit 10.1

MASTER LOAN AGREEMENT

This Master Loan Agreement (this “Master Agreement”) is made as of October 6, 2025 by and between:

1.	Antalpha Digital Pte. Ltd., a private company organized under the laws of Singapore, whose registered office is located at 1 Raffles Place, #36-01, One Raffles Place, Singapore, 048616 (“Lender”).

2.	Naka SPV 2, LLC, a Delaware limited liability company, whose principal place of business is located at 5097 South 900 East, Suite 100, Salt Lake City, Utah 84117 (“Borrower”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS

(A)	Subject to the terms and conditions of this Master Agreement and the applicable Loan Confirmation, Borrower may, from time to time, initiate a transaction pursuant to which:

(i)	Lender will agree to lend the Loaned Assets to Borrower;

(ii)	Borrower will transfer to the Digital Currency Address certain Eligible Collateral to secure Borrower’s obligations under the Loan Documents;

(iii)	Lender will transfer to Borrower Loaned Assets;

(iv)	Borrower will pay Fees to Lender and Custodian; and

(v)	Borrower will return Loaned Assets to Lender upon the termination of the Loan.

(B)	Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

“Additional Collateral Level” means, with respect to a Loan, the percentage specified as such in the relevant Loan Confirmation, if applicable.

“Affected Assets” has the meaning set forth in Section 5.2.

“Airdrop” means a distribution of a new token or digital currency resulting from the ownership of a preexisting token.

“Applicable Airdrop” is an Airdrop for which the distribution of new tokens or digital currency can, as determined by Lender, be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time.

“Authorized Agent” has the meaning set forth in Exhibit A.

“Bankruptcy Event” means Borrower (1) is dissolved; (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 calendar days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation; (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 calendar days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (l) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Borrower” has the meaning set forth in the preamble.

“Borrower Custodian Account” shall mean the account of Borrower at Custodian specified as such in the Loan Confirmation.

“Business Day” means a day on which banks are generally open for business in New York City and Singapore and excluding any Saturday or Sunday.

“Business Hours” means between the hours of 10:00 to 18:00 (GMT+8) on a Business Day.

“Close of Business” means 18:00 (GMT+8).

“Confidential Information” has the meaning set forth in Section 13.1.

“Current Collateral Level” means, at any time on any Business Day with respect to a Loan, an amount, expressed as a percentage, equal to: (i) the Market Value of Loaned Assets as of such time, divided by (ii) the Value of the Posted Collateral.

“Custodian” means Anchorage Digital Bank, N.A.

“Default Notice” has the meaning set forth in Section 8.1.

“Digital Currency” means a digital representation of value that may function as a medium of exchange or medium for investment, including Bitcoin (BTC), Tether (USDT), USDC, Ether (ETH) or any other digital currency as agreed between the Parties, and which is evidenced on, and can be electronically received and stored using distributed ledger technology.

“Digital Currency Address” means an identifier of alphanumeric characters that represents a digital identity or destination provided by a Party or Custodian for a transfer of Digital Currency.

“Disclosing Party” has the meaning set forth in Section 13.1.

“Early Termination Fee” means, with respect to a Loan, the amount specified as such in the Loan Confirmation.

“Eligible Collateral” means, with respect to a Loan, the types of Digital Currency or other property specified as such in the Loan Confirmation.

“Event of Default” has the meaning set forth in Section 7.

“FDICIA” has the meaning set forth in Section 6.12.

“Fees” means each of the Loan Fee, Origination Fee, Late Fee, and any other fee that the Parties may agree upon in writing.

“Hard Fork” means (i) that the source code of a Digital Currency network as a whole has been changed in a way that makes it incompatible with the unchanged version of the Digital Currency network, (ii) a material population of miners, validators, and/or node operators of the Digital Currency network accept the changes while the remainder do not, and (iii) that the two resulting Digital Currency networks have not been merged together in a timely manner, resulting in divergent blockchains for each.

“Hard Fork Acceleration Amount” has the meaning set forth in Section 5.1.

“Hard Fork Acceleration Date” has the meaning set forth in Section 5.1.

“Initial Collateral Level” means, with respect to a Loan and as of the Loan Effective Date, the percentage specified as such in the relevant Loan Confirmation, if applicable.

“Interest” means an amount equal to the outstanding Loaned Assets multiplied by the Interest Rate, calculated on a principal balance with the interest rate equaling the Interest Rate for the relevant Loan (divided by 360), and the principal balance equaling the average Market Value of the Loaned Assets during the period that any Loan is outstanding, accruing from (and including) the date on which the Loaned Assets are transferred to Borrower for the relevant Loan, to (but excluding) the date on which such Loaned Assets are returned to Lender.

“Interest Rate” means, with respect to a Loan, the percentage specified as such in the relevant Loan Confirmation, if applicable.

“Late Fee” has the meaning set forth in Section 3.3.

“Late Fee Rate” means 7% per annum (or such other amount as agreed to be the Parties in the Loan Confirmation or otherwise in writing).

“Lender” has the meaning set forth in the preamble.

“Lender Termination Day” has the meaning set forth in Section 2.4.

“Lending Request” has the meaning set forth in Section 2.1.

“Liquidation Event” means, with respect to a Loan, at any time, the Current Collateral Level of a Loan exceeding the Liquidation Level.

“Liquidation Level” means, with respect to a Loan, the percentage specified as such in the relevant Loan Confirmation, if applicable.

“Loan” means a loan made pursuant to and in accordance with this Master Agreement and the applicable Loan Confirmation.

“Loan Balance” means, with respect to a Loan, the sum of all outstanding amounts of Loaned Assets, Fees, and New Tokens.

“Loan Confirmation” means the agreement among the Parties on the particular terms of a Loan, which shall be substantially in the form set forth in Exhibit B or any other form approved by Lender (either expressly or impliedly).

“Loan Documents” means this Master Agreement, all Loan Confirmations entered into between the Parties, and any other document designated as a Loan Document by the Parties.

“Loan Effective Date” means, with respect to a Loan, the date specified as such in the relevant Loan Confirmation.

“Loan Fee” has the meaning set forth in Section 3.1.

“Loaned Assets” means any amount of Digital Currency or any other property agreed between the Parties from time to time transferred in a Loan until an identical amount of Digital Currency or other property (or equivalent value, as agreed to the Parties pursuant to the terms herein) is transferred back to Lender.

“Margin Call” has the meaning set forth in Section 4.2.

“Market Value” means the value, in USDT, of any Digital Currency or other property, as determined as of any time by reference to (i) the CME Bitcoin Reference Rate – New York Variant (BRRNY) in the case of Bitcoin (BTC), and as determined by reference to the applicable CME CF Cryptocurrency Benchmark in the case of any other Digital Currency, or (ii) if the foregoing reference rate(s) cease to be available or as otherwise agreed between Lender and Borrower, obtained from a generally recognized source determined by the Lender in its reasonable discretion and in consultation with the Borrower, unless otherwise specified in the relevant Loan Confirmation. The Market Value of one unit of any USD or USDC shall be deemed to be equal to the same amount in the form of USDT, at a ratio of 1:1; provided that Lender may determine the Market Value of USDT or USDC if, in its reasonable discretion, the price of USDT or USDC obtained from generally recognized sources does not reflect a 1:1 valuation ratio with USD (e.g., as a result of a depegging event).

“Master Agreement” has the meaning set forth in the preamble.

“Maturity Date” means the date specified as such in the Loan Confirmation.

“New Tokens” has the meaning set forth in Section 5.3.

“Optional Extension Period” has the meaning set forth in Section 2.6.

“Origination Fee” has the meaning set forth in Section 3.2.

“Overdue Amount” has the meaning set forth in Section 3.3.

“Party” or “Parties” has the meaning set forth in the preamble.

“Posted Collateral” means Eligible Collateral transferred to the Digital Currency Address and not returned.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Prepayment Amount” has the meaning set forth in Section 2.3.2.

“Prepayment Date” has the meaning set forth in Section 2.3.2.

“Prepayment Notice” has the meaning set forth in Section 2.3.2.

“Professional Fees” has the meaning set forth in Section 3.6.

“Receiving Party” has the meaning set forth in Section 13.1.

“Regulatory Early Termination Date” has the meaning set forth in Section 2.4.

“Repayment Date” has the meaning set forth in Section 3.5.

“Representatives” has the meaning set forth in Section 13.1.

“Retained Confidential Information” has the meaning set forth in Section 13.5.

“Risk Control Contacts” has the meaning set forth in Section 14.3.

“Secured Obligations” has the meaning set forth in Section 4.4.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Valuation Percentage” means, with respect to a Loan and a particular type of Digital Currency or other property, the percentage specified as such in the applicable Loan Confirmation.

“Value” means the Market Value of any Digital Currency or other property multiplied by the applicable Valuation Percentage, if any.

“Written Notice” has the meaning set forth in Section 14.1.

2.	General Loan Terms.

2.1.	Lending Requests

A Loan may be entered into upon the request of Borrower via an Authorized Agent (a “Lending Request”) and acceptance by Lender. Upon agreeing to enter into a Loan hereunder, the Parties shall execute a Loan Confirmation.

In the event of any inconsistency among this Master Agreement, the applicable Loan Confirmation, or a different Loan Document, the following will prevail for purposes of the applicable Loan in the order of precedence indicated: (i) the Loan Confirmation; (ii) this Master Agreement; and (iii) such other Loan Document.

2.2.	Extension of Loans

On the Loan Effective Date, Borrower shall transfer Eligible Collateral to the Digital Currency Address in an amount sufficient to cause the Collateral Level to be no greater than the Initial Collateral Level once the Loaned Assets are transferred. Following such transfer (or such other time as agreed to by the Parties), Lender shall promptly transfer to Borrower Custodian Account the Loaned Assets specified in the Loan Confirmation.

2.3.	Loan Repayment Procedure

2.3.1.	Loan Repayment on Maturity or Termination

Unless otherwise specified in the applicable Loan Confirmation, Borrower shall repay the entirety of the outstanding Loan Balance to Lender by Close of Business on the Maturity Date or as otherwise specified herein.

Unless otherwise specified in the applicable Loan Confirmation, Borrower shall repay the Loan Balance in the same quantity of Digital Currency, fiat currency, or other property in which each component of the Loan Balance is denominated.

Lender shall, at any time, have the sole and absolute discretion to determine whether to accept, in satisfaction of any component of the Loan Balance (or portion thereof), Digital Currency, fiat currency, or other property that is different than the Digital Currency, fiat currency, or other property for which such component of the Loan Balance is denominated. In such a circumstance, unless otherwise agreed to by the Parties in writing, such Digital Currency, fiat currency, or other property must have a Market Value no less than the Market Value of the Digital Currency, fiat currency, or other property in which the relevant component (or portion thereof) of the Loan Balance was denominated.

2.3.2.	Borrower Loan Repayment Prior to Maturity or Termination

Borrower may not prepay any Loan prior to the Maturity Date except in connection with replacement financing entered into with Lender or its Affiliates or as otherwise consented to by Lender. For the avoidance of doubt, Borrower shall be permitted to prepay in whole or in part any Loan without premium or penalty during the Optional Extension Period pursuant to the notice requirements and other terms set forth in this Section 2.3.2.

Prior to repaying, in whole or in part, any Loan prior to the specified Maturity Date therefor, Borrower shall give Lender an irrevocable Written Notice notifying Lender of Borrower’s intent to make such repayment (a “Prepayment Notice”). Such Written Notice must specify the amount of Loaned Assets Borrower intends to return or repay (the “Prepayment Amount”) and the date on which Borrower intends to return or repay such amount (the “Prepayment Date”), which date must, except as otherwise agreed by Lender, be at least 5 calendar days following the date of the Prepayment Notice.

2.4.	Lender Termination

If Lender determines that any or all of the Loaned Assets or Loans have or will become, in Lender’s sole and absolute discretion, at risk of being (i) considered a security, swap or derivative by any regulatory or self-regulatory authority, whether governmental, industrial, or otherwise, or by any court of law or dispute resolution organization, arbitrator, or mediator, (ii) subject to regulation materially affecting this Master Agreement, any Loan, or Lender’s business, or (iii) violative of applicable law, then Lender may by Written Notice to Borrower designate a date, which date must, except as otherwise agreed by the Parties, be at least 5 Business Days following the date of such Written Notice (such date, the “Regulatory Early Termination Date”), on which the Loan will terminate. Borrower shall repay any and all of its outstanding obligations in relation to such Loan on the Regulatory Early Termination Date.

2.5.	Convertible Note Issuance

Prior to the later of the Business Day following the Maturity Date and the date any Secured Obligation remains outstanding, Borrower shall not, directly or indirectly, issue or permit the issuance of any notes, bonds or other debt instruments that are convertible into or exchangeable for equity securities of the Borrower or any of its affiliates without the prior written consent of Lender.

2.6.	Optional Extension

At any time after the Effective Date and before 5 Business Days prior to the Maturity Date, Borrower shall have a one-time option to extend the term of the Loan for an additional 30 days on the same terms and conditions as the Loan extended on the Effective Date (the “Optional Extension Period”).

3.	Fees.

3.1.	Loan Fee

The “Loan Fee,” payable by Borrower to Lender, shall comprise:

3.1.1.	accrued Interest. Interest shall be payable on (i) the Maturity Date or, if applicable, on the last day of the Optional Extension Period and (ii) the date that the Loan extended on the Effective Date is repaid in full.

3.2.	Origination Fee

For certain Loans, Lender may charge Borrower a fee (the “Origination Fee”). If an Origination Fee applies to a Loan, the Loan Confirmation shall set forth the amount of the Origination Fee and the type of asset in which such Origination Fee shall be paid. The Origination Fee shall be due and owing immediately upon the Loan Effective Date.

3.3.	Late Fee

In the event Borrower fails to pay or deliver any amount hereunder on the due date therefor (the “Overdue Amount”), it shall be liable to Lender for a late fee (the “Late Fee”), which amount shall be equal to the then current Interest Rate plus the Late Fee Rate on such Overdue Amounts.

The imposition of a Late Fee does not constitute a waiver of Lender’s right to declare an Event of Default or otherwise exercise its remedies hereunder or under applicable law. A Late Fee shall be due and owing immediately upon its accrual.

3.4.	Payment of Fees

Unless otherwise agreed in the Loan Confirmation, all Fees payable hereunder shall be paid by Borrower upon the date provided herein; provided that in the event a Fee (other than any Late Fee) would be due and owing on a date following the Maturity Date, Prepayment Date, or Regulatory Early Termination Date (the “Repayment Date”), the Fee shall be due and owing on the Repayment Date. An invoice for Fees shall be sent out by Lender in its sole discretion.

Fees shall be payable in USDT (or such other type of asset as agreed to by the Parties in the Loan Confirmation or otherwise in writing) by transfer to Lender’s Digital Currency Address.

3.5.	Taxes and Fees

All transfer Taxes or third-party fees payable with respect to the transfer, repayment, and/or return of any Loaned Assets, Fees, or Posted Collateral hereunder shall be paid by Borrower.

Lender agrees to deliver to Borrower a complete and valid applicable IRS Form W-8 on or prior to the date hereof. Provided that Lender shall have so delivered to Borrower such IRS Form W-8, Borrower acknowledges and agrees that, absent a relevant change in law or known fact, the Borrower shall not be required by applicable law to withhold U.S. federal income Taxes in respect of any actual or deemed payment or transfer made to Lender hereunder. If, notwithstanding the foregoing, any applicable law requires the deduction or withholding of any Tax from or with respect to any such payment or transfer by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. This Master Agreement shall be construed so that each Loan is at all times maintained in “registered form” within the meaning of Sections 163(f) and 881(c)(2) of the Internal Revenue Code of 1986, as amended.

3.6.	Professional Fees

Documented fees and expenses of advisors and counsel to the Lender (“Professional Fees”) shall be netted from the Loan Assets funded on the Effective Date, provided that documented fees and expenses of advisors and counsel shall not exceed USD 500,000.

In the event that Borrower triggers the Optional Extension, Borrower shall pay any unpaid Professional Fees in an amount not to exceed USD 500,000. Such payment shall be due no later than the original Maturity Date.

All Professional Fees shall be, if so instructed by Lender, paid directly to the relevant advisors and counsel in USD.

4.	Collateral; Security Interest.

4.1.	Collateral

On the Loan Effective Date, the Borrower shall transfer to the Digital Currency Address Eligible Collateral having a Value necessary to cause the Current Collateral Level to be no greater than the Initial Collateral Level once the Loaned Assets are transferred. Lender is under no obligation to transfer the Loaned Assets to Borrower until Borrower transfers Eligible Collateral sufficient to satisfy such Initial Collateral Level.

4.2.	Additional Collateral

If, on any calendar day, the Current Collateral Level of the Loan is at or above the Additional Collateral Level, Lender may send Borrower a Written Notice (a “Margin Call”) requesting Borrower to transfer additional Eligible Collateral to restore the Current Collateral Level (after taking into account the Eligible Collateral transferred) to at least equal to or lower than the Initial Collateral Level. Borrower shall transfer to the Digital Currency Address Eligible Collateral having a Value no less than the amount specified in the Margin Call within six hours of the delivery of the Margin Call; provided that should the notice of Margin Call be delivered between 6:00 PM (NYC Time) and 9:00 AM (NYC Time) the Borrower shall have three hours following 9:00 AM (NYC Time) to satisfy the Margin Call requirements.

4.3.	Rehypothecation

Lender shall have the right to sell, pledge, rehypothecate, assign, invest, commingle, otherwise dispose of, or otherwise use in its business any Posted Collateral, free from any claim or right of any nature whatsoever of Borrower, subject only to Lender’s obligation to return the Posted Collateral to Borrower in accordance with the terms specified herein.

4.4.	Security Interest

All Posted Collateral shall be security for the payment and performance in full when due (whether at stated maturity, by acceleration, or otherwise) of all obligations of Borrower to Lender hereunder, fixed or contingent, matured or unmatured, or now existing or hereafter arising (the “Secured Obligations”). Borrower hereby pledges, collaterally assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Posted Collateral to secure the prompt and complete payment and performance when due of all Secured Obligations. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the UCC.

Borrower agrees that at any time and from time to time, upon written request from Lender and at the expense of Borrower, it will promptly execute and deliver all instruments and documents, and take all further action, that may be necessary, in order to perfect and protect the security interest set forth herein or to enable Lender to exercise or enforce its rights and remedies hereunder (including, without limitation, the filing of any UCC financing statements, whether initial filings, amendments, or continuations deemed necessary or appropriate by Lender).

Without at least ten (10) calendar days’ prior written notice to Lender, Borrower shall not change its name, type of organization, jurisdiction of organization, or place of business, or if it has more than one place of business, its chief place of business and chief executive office, each as set forth in the preamble hereto, or otherwise change its form. Borrower represents and warrants that Borrower’s name, type of organization, jurisdiction of organization, and place of business, or if it has more than one place of business, its chief place of business and chief executive office, are such as are set forth in the preamble hereto.

5.	Hard Forks & Airdrops.

5.1.	No Immediate Termination of Loans Due to Hard Fork or Airdrop

If Lender determines that there is a reasonable likelihood of a Hard Fork or Airdrop affecting any Loaned Assets or if any such event occurs, Lender may decide, regardless of Loan type, either (i) to demand that Borrower return to Lender a portion or the entirety of the affected Loaned Assets (the “Hard Fork Acceleration Amount”) without any penalties on a date preceding the anticipated date of the Hard Fork or Airdrop (the “Hard Fork Acceleration Date”) or (ii) to manage the Hard Fork or Airdrop on behalf of Borrower. If Lender decides to demand that Borrower return a Hard Fork Acceleration Amount, on the Hard Fork Acceleration Date, Borrower shall transfer to Lender the Hard Fork Acceleration Amount and any other obligations of Borrower specified by Lender by the Close of Business on such date.

5.2.	Lender Management of Hard Fork or Airdrop

If Lender manages the Hard Fork or Airdrop on behalf of Borrower, Borrower shall return the affected Loaned Assets (the “Affected Assets”) to Lender by the Close of Business two (2) Business Days prior to the scheduled Hard Fork or Airdrop. Lender shall not be obligated to return any Posted Collateral to Borrower during the period in which Lender manages the Affected Assets on behalf of Borrower. Following the Hard Fork or Airdrop, Lender shall transfer to Borrower the Affected Assets but not any New Tokens. For any whole calendar days in which Lender manages the Affected Assets pursuant to this subsection, the Interest with respect to the Affected Assets shall not accrue.

5.3.	Lender’s Right to New Tokens

Except to the extent otherwise received by virtue of Lender’s actions in accordance with Section 5.1, Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork in the Digital Currency protocol or an Applicable Airdrop (the “New Tokens”) if any two of the following four conditions, in Lender’s reasonable discretion, are met:

●	Hash Power: the average hash power mining the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the hash power mining the Loaned Assets on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 calendar days preceding the Hard Fork);

●	Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the average market capitalization of the Loaned Assets (defined as the total value of the Loaned Assets) (calculated as a 30-day average on such date);

●	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 1% of the average 24-hour trading volume of the Loaned Assets (calculated as a 30-day average on such date); or

●	Wallet Compatibility: the New Token is supported by [Custodian’s][Lender’s] wallets within 30 calendar days of the Hard Fork or Applicable Airdrop.

For the above calculations, the source for the relevant data on the Digital Currency hash power, market capitalization, and 24-Hour trading volume will be blockchain.info (or, if blockchain.info does not provide the required information or Lender reasonably determines such information is not accurate or reliable, bitinfocharts.com, and if neither provides the required information or Lender reasonably determines such information is not accurate or reliable, such other data source reasonably determined by Lender) and the source for the hash power of the New Token will be bitinfocharts.com (or, if bitinfocharts.com does not provide the required information or Lender reasonably determines such information is not accurate or reliable, such other data source reasonably determined by Lender).

If the Hard Fork or Applicable Airdrop meets the criteria above for New Tokens, Borrower shall transfer the New Tokens to Lender by the earlier of (i) 60 calendar days from the Hard Fork or Applicable Airdrop, and (ii) the Maturity Date. If transferring New Tokens to Lender is commercially impractical, upon Lender’s written agreement with Borrower, Borrower can reimburse Lender for the value of the New Tokens by a one-time payment in the same Loaned Assets transferred as a part of the Loan reflecting the amount of the New Tokens owed using the spot rate determined by Lender in its reasonable discretion at the time of said repayment. Alternatively, subject to Lender’s written agreement, the Parties may agree to other methods of making Lender whole for Borrower’s failure to transfer New Tokens to Lender. In all cases, Borrower will be solely responsible for payment of additional costs incurred by any transfer method other than returning the New Tokens to Lender, including but not limited to technical costs and third party fees.

Lender’s rights to New Tokens as set forth in this Section shall survive the termination of the relevant Loan, return of the Loaned Assets, and termination of this Master Agreement.

Any incremental tokens generated as a result of a Hard Fork or an Airdrop that do not constitute New Tokens shall be deemed to become property of Borrower and shall not constitute Loaned Assets.

Lender may in its discretion determine how to address any Hard Fork or Airdrop in respect of Posted Collateral.

6.	Representations and Warranties.

The Parties to this Master Agreement, in addition to any representations, warranties, or covenants provided in the Loan Documents or otherwise provided in writing, hereby make the following representations and warranties to each other as of the Effective Date, each day that Loan Assets or Posted Collateral are transferred pursuant to this Master Agreement and, if applicable, upon the commencement of the Optional Extension Period:

6.1.	(i) it has the power to execute and deliver this Master Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (ii) it has taken all necessary action to authorize such execution, delivery and performance, and (iii) this Master Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

6.2.	it has not relied on the other for any tax or accounting advice concerning this Master Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan, any Loaned Assets, Posted Collateral, or funds received or provided hereunder;

6.3.	it is acting for its own account;

6.4.	it is a sophisticated party and fully familiar with the inherent risks involved in the transaction contemplated in the Master Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of Digital Currency and the Loaned Assets, and voluntarily takes full responsibility for any risk to that effect;

6.5.	it is an eligible contract participant, as such term is defined in the Commodity Exchange Act;

6.6.	it is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any applicable laws;

6.7.	there are no proceedings pending or, to its knowledge, threatened in writing, which could reasonably be anticipated to have any adverse effect on the transactions contemplated by this Master Agreement or the accuracy of the representations and warranties hereunder;

6.8.	to its knowledge the transactions contemplated in this Master Agreement are not prohibited by law, regulation or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and it has all necessary licenses and registrations to operate in the manner contemplated in this Master Agreement;

6.9.	in respect of Lender only, it has, or will have at the time of the loan of any Digital Currency or other property, the right to lend such Loaned Assets subject to the terms and conditions hereof;

6.10.	in respect of Borrower, Borrower has, or will have at the time of delivery of any Eligible Collateral, the right to deliver such Eligible Collateral subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Master Agreement;

6.11.	in respect of Borrower only, it has, or will have at the time of any return of Loaned Assets, the right to deliver such Loaned assets subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Master Agreement; and

6.12.	in respect of Borrower, each of Borrower’s performance of obligations under the Loan Documents will not result in the creation of any security interest, charge, lien, encumbrance, claim of a property interest, or restriction (including without limitation any restriction or requirement imposed by any securities law or regulation) on any Posted Collateral other than the security interest, charge, setoff, and any other rights granted to Lender under the Loan Documents.

7.	Default.

Each of the following events or circumstances shall constitute an event of default (each, an “Event of Default”):

7.1.	the failure of Borrower to return any and all Loaned Assets and any New Tokens by the Repayment Date of any Loan and Borrower does not cure such failure within one Business Day;

7.2.	the failure of Borrower to pay any and all Fees, any outstanding amount under any Loan Document, or to remit any New Tokens, in each case when due hereunder, and Borrower does not cure such failure within three Business Days;

7.3.	the failure of Borrower to transfer Eligible Collateral in accordance with the terms hereof;

7.4.	a material default by Borrower in the performance of any of the other obligations, agreements, conditions, covenants, provisions, or stipulations contained in the Loan Documents, and Borrower does not cure such material default within five Business Days of the date Borrower learns of such failure or Lender provides Borrower with written notice thereof;

7.5.	an Event of Default specified in a Loan Confirmation;

7.6.	[Reserved];

7.7.	a Liquidation Event;

7.8.	a Bankruptcy Event;

7.9.	any event or circumstance occurs or exists that has a material adverse effect on the ability of Borrower to perform its payment obligations under the Loan Documents;

7.10.	[Reserved];

7.11.	[Reserved];

7.12.	any representation or warranty made by Borrower in any of the Loan Documents that proves to be incorrect or untrue in any material respect when made;

7.13.	Borrower notifies Lender of its inability to or its intention not to perform its obligations hereunder or under any Loan Document, or otherwise disaffirms, rejects, or repudiates any of its obligations hereunder or under any Loan Document; or

7.14.	performance by Borrower of any obligation hereunder breaches any applicable laws or is otherwise contrary to any policy Lender may apply as a result of an order or sanction issued by any government agency.

8.	Remedies.

8.1.	Upon the occurrence and during the continuation of any Event of Default, Lender may, at its option, by delivering a Written Notice (the “Default Notice”) to Borrower, immediately: (i) accelerate the Maturity Date of any Loans or the due date for any Fees or other amounts payable and deliverable hereunder; (ii) purchase in a recognized market or deem itself to have purchased at the Market Value thereof any or all of the Loaned Assets (the “Replacement Assets”), in which event Borrower shall be liable to Lender for the purchase price or deemed purchase price for the Replacement Assets, plus broker’s fees, commissions, and all other costs, fees, and expenses related to such purchase; (iii) sell any Posted Collateral and apply the proceeds thereof and any Posted Collateral consisting of cash to any Secured Obligations; (iv) set off any Posted Collateral, proceeds thereof, or amounts owing by Lender to Borrower against any Secured Obligations; and (v) exercise all other rights and remedies available to Lender hereunder, under applicable law, or in equity.

8.2.	To the extent that the Loans are now or hereafter secured by property other than the Posted Collateral, or by the guarantee, endorsement or property of any other person, then upon delivery of a Default Notice to Borrower, Lender shall have the right in its sole and absolute discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender’s rights hereunder.

8.3.	The Parties acknowledge and agree that: (i) the Posted Collateral is of a type traded in a recognized market; and (ii) in the absence of a generally recognized source for prices or bid or offer quotations for any Digital Currency, the Lender may establish the source therefor in its sole discretion.

8.4.	In addition to its rights hereunder, Lender shall have any rights otherwise available to it under any other agreement or applicable law.

9.	Rights and Remedies Cumulative.

No delay or omission by Lender in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of Lender stated herein are cumulative and in addition to all other rights provided by law, in equity.

10.	Survival of Rights and Remedies.

Section 23 shall survive the termination of the relevant Loan, return of Loaned Assets or Posted Collateral, and termination of this Master Agreement for a period of two years. For the avoidance of doubt, if any claim is brought or asserted before the end of such two year period, Section 23 shall apply to such claim regardless of when such claim is ultimately resolved.

11.	Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Digital Currency or property or upon the occurrence of any Event of Default or Potential Event of Default, Borrower shall, upon demand, pay to Lender all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs incurred by Lender in connection with the enforcement of its rights hereunder.

12.	Governing Law; Dispute Resolution.

12.1.	This Master Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York, without regard to any choice or conflict of laws rules.

12.2.	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents.

12.3.	Each party hereto hereby irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Loan Documents or the transactions contemplated hereby.

13.	Confidentiality.

13.1.	Each Party (each a “Receiving Party”) to this Master Agreement shall hold in confidence all information obtained from any Party (each a “Disclosing Party”) in connection with this Master Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Master Agreement (collectively, “Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this Section 13, (ii) in the possession of the Receiving Party on a non-confidential basis prior to disclosure, (iii) available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the Receiving Party without reference to or use of such Confidential Information.

13.2.	Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the Disclosing Party, disclose or allow the disclosure of such Confidential Information to any third party, and (ii) restrict internal access to and reproduction of the Confidential Information to its Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section 13.

13.3.	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Master Agreement or the enforcement of the Loan Documents.

13.4.	The provisions of this Section 13 will not restrict a Receiving Party from disclosing a Disclosing Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Receiving Party required to make such a disclosure uses reasonable efforts to give the Disclosing Party reasonable advance Written Notice of such required disclosure in order to enable the Disclosing Party to prevent or limit such disclosure. Notwithstanding the foregoing, Lender may disclose any Party’s Confidential Information without Written Notice pursuant to a governmental agency or regulatory or self-regulatory authority.

13.5.	The obligations with respect to Confidential Information shall survive for a period of three (3) years from the date of this Master Agreement. Notwithstanding anything in this Master Agreement to the contrary, a Receiving Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this Section 13; provided, however, that such Party agrees that any Retained Confidential Information shall be accessible only by legal or compliance personnel of such Party and the confidentiality obligations of this Section 13 shall survive with respect to the Retained Confidential Information for so long as such information is retained.

14.	Notices.

14.1.	Any notice or other communication in respect of this Master Agreement, Loan Confirmation, or Loan shall be given in writing via the methods set forth in 14.2 below (such notice, a “Written Notice”).

14.2.	A notice will be deemed effective:

14.2.1.	if in writing and delivered in person or by courier, at the time when it is delivered;

14.2.2.	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), at the time when it is delivered or its delivery is attempted; and

14.2.3.	if sent by electronic messaging system, e-mail, instant messaging and live chat, SMS or text messaging, phone and voicemail, at the time when it is delivered; provided that if such message is “bounced back” or otherwise rejected by the relevant system, such notice will be deemed effective when it is sent.

If this Master Agreement or the Loan Confirmation requires notice to be delivered during Business Hours, any notice effective outside of Business Hours shall be deemed given and effective at 10am (GMT +8) on the first following Business Day.

14.3.	Borrower shall designate at least two contact persons, who shall be available 24x7 to be contacted in relation to this Loan (the “Risk Control Contacts”). The emails and phone numbers of the Risk Control Contacts shall be specified in the applicable Loan Confirmation.

15.	Modifications.

All modifications or amendments to this Master Agreement shall be effective only when reduced to writing and consented to by each Party hereto.

16.	Single Agreement and set-off.

The Parties acknowledge and agree that, and have entered into this Master Agreement in reliance on the fact that all Loans hereunder and this Master Agreement and all Loan Confirmations constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, the Parties hereby agree that payments, deliveries, and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Loan under the Loan Documents, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted.

17.	Entire Agreement.

The Loan Documents, including this Master Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understanding and agreements. Nothing in this Section 17 shall be construed to conflict with or negate Section 16 above.

18.	Successors and Assigns.

This Master Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the Parties; provided that the neither the Borrower nor Lender may assign this Master Agreement or any rights or duties hereunder without the prior written consent of the other Party.

This Master Agreement shall not create any rights in favor of or impose any obligation upon any person or entity other than the Parties and their respective successors and permitted assigns. For the avoidance of doubt, any and all claims and liabilities against Lender arising in any way out of this Master Agreement are only the obligation of Lender, and not any of its parents or affiliates. The Parties agree that none of Lender’s parents or affiliates shall have any liability under this Master Agreement nor do such related entities guarantee any of Lender’s obligations under this Master Agreement.

19.	Severability of Provisions.

Each provision of this Master Agreement shall be severable from every other provision of this Master Agreement for the purpose of determining the legal enforceability of any specific provision.

20.	Counterparts; Electronic Execution.

20.1.	This Master Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Master Agreement.

20.2.	Delivery of an executed counterpart of this Master Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Master Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of similar import in this Master Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. Tech. §§ 301 to 309).

21.	Relationship of Parties.

Nothing contained in this Master Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the Parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the Parties other than the relationship as described herein.

22.	No Waiver.

The failure of or delay by Lender to enforce an obligation or exercise a right or remedy under any provision of this Master Agreement or to exercise any election in this Master Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent Lender from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Master Agreement shall be deemed to have been made unless expressed in writing and signed by both Parties.

23.	Indemnification and Liability.

Borrower shall indemnify and hold harmless Lender and any of its parents, affiliates, agents, or representatives from and against any and all third party claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable and documented legal fees) that Lender may sustain or incur or that may be asserted against it arising out of this Master Agreement, except to the extent any such claims, demands, losses, expenses, and liabilities are determined by a court of competent jurisdiction by a final and non-appealable judgment or award to have resulted directly from Lender’s bad faith, gross negligence, or willful misconduct in the performance of its duties under this Master Agreement. Subject to Section 10 of this Master Agreement, this indemnity shall be a continuing obligation of Borrower and its successors and assigns, notwithstanding the termination of this Master Agreement.

24.	Termination.

Unless otherwise provided herein, this Master Agreement may be terminated by a Party upon Written Notice on the later of: (1) the last Maturity Date of all outstanding Loans; and (2) the date specified by a Party as the date of termination of this Master Agreement, provided such date is not earlier than 30 calendar days after the delivery date of such Written Notice unless waived by Lender.

25.	Transfer Mechanics.

1.1.	A Party required to transfer or return Digital Currency hereunder shall cause the Digital Currency to be transferred to the Digital Currency Address of the other Party or the Borrower Custodian Account, as applicable. No Digital Currency shall be considered transferred hereunder unless so confirmed by the Custodian in the case of the Borrower Custodian Account or the Digital Currency Address or such Digital Currency has been confirmed by at least the number of continuous blocks and time period customary for settlement in such Digital Currency, as determined by Lender in its reasonable discretion. If a transfer exceeds such time period, such transfer shall be cancelled by the transferor and shall be deemed not to be a transfer for the purposes of this Master Agreement.

25.1.	A Party required to transfer or return cash hereunder shall cause the cash to be wired to the bank account of the other Party, unless otherwise agreed by the Parties hereto.

25.2.	A Party required to transfer any other type of asset or property hereunder shall cause the transfer of such asset or property as agreed to between the Parties, using methods and settlement practices in accordance with customary practice when settling through the clearance system agreed between the Parties for delivery of such assets or property.

26.	Applicable Law.

Notwithstanding anything to the contrary in a Loan Document, Lender may take any action, or refrain from taking any action, that would cause a violation of a regulatory requirement or applicable law.

27.	Intent.

27.1.	The Parties understand and agree that each Loan hereunder is a “forward contract” and “swap agreement,” as such terms are defined in Section 101 of the Bankruptcy Code.

27.2.	The Parties understand and agree that each and every transfer of funds, Digital Currency, and other property under this Master Agreement and each Loan is a margin payment, settlement payment, or transfer made by or to or in connection with a forward contract, as such terms are used in Section 546(e) of the Bankruptcy Code.

27.3.	The Parties understand and agree that the rights given to Lender hereunder upon an Event of Default constitute rights to cause the termination, acceleration, or liquidation of a forward contract, rights under a security agreement forming a part of a forward contract, and rights to set off or net out any termination value, payment amount, or other transfer obligation arising under or in connection with a forward contract, as such terms are used in Sections 556 and 362(b)(6) of the Bankruptcy Code.

28.	Miscellaneous.

28.1.	Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders where necessary and appropriate.

28.2.	This Master Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Master Agreement.

28.3.	Calculations and determinations made by Lender will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without consent from Borrower.

28.4.	The section headings are for convenience only and shall not affect the interpretation or construction of this Master Agreement.

28.5.	The Parties acknowledge that this Master Agreement and each Loan are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of this Master Agreement’s provisions will be construed against the drafter.

28.6.	The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed and delivered as of the date first above written.

Signed by	)
)
)
/s/ Derar Islim	)
Derar Islim, Chief Operating Officer	)
for and on behalf of	)
Antalpha Digital Pte. Ltd.	)

Signed by	)
)
)
/s/ Tyler Evans	)
Tyler Evans, Chief Executive Officer and President	)
for and on behalf of	)
Naka SPV 2, LLC	)
)
)

EXHIBIT A

Authorized Agents.

The following are authorized to deliver the Written Notice or Lending Requests on behalf of Borrower and shall be deemed as the “Authorized Agent(s)” of Borrower:

Name:

Email:

Name:

Email:

Borrower may change its Authorized Agents by notice given Lender as provided herein. Such notice of change of the Authorized Agents, in substantially the form attached hereto as Exhibit C, shall be executed by the authorized signatory of Borrower.

EXHIBIT B

Loan Confirmation

This document constitutes a “Loan Confirmation” referred to in the Master Loan Agreement (“Master Agreement”) between [Antalpha Digital Pte. Ltd.] (“Lender”) and Naka SPV 2, LLC (“Borrower”) and supplements the Master Agreement with the following specific terms in relation to a Loan dated the Loan Effective Date. In the event of any inconsistency among this Master Agreement, the applicable Loan Confirmation, or a different Loan Document, the following will prevail for purposes of the applicable Loan in the order of precedence indicated: (i) the Loan Confirmation; (ii) this Master Agreement; and (iii) such other Loan Document. For the purpose of this document, all dates shall be written in the format MM/DD/YYYY (month/day/year).

(If applicable:

This document supersedes the Loan Confirmations executed by Lender and Borrower, identified by the Unique Reference Code: [●], which shall terminate on the Loan Effective Date of this document.)

Reference Number	[●] Parties shall quote the above number in all communication.
Loaned Assets	[●] [type of Loaned Asset]
Interest Rate	[●%] per annum
Loan Effective Date

(Version A for designated date:)

MM/DD/YYYY

(Version B for actual lending date:)

The actual Loan Effective Date shall be the date on which the Loaned Assets are successfully transferred to Borrower, as determined by the time displayed by the TXID with regards to the last transfer of the Loaned Assets balance to Borrower.

Maturity Date	MM/DD/YYYY
Origination Fee	XXX
Eligible Collateral & Valuation Percentage	Eligible Collateral	Valuation Percentage
	[●]	[●]%
	[●]	[●]%
	[●]	[●]%
	[●]	[●]%
Initial Collateral Level	[ ]% (expressed in LTV)
Additional Collateral Level	[ ]% (expressed in LTV)
Liquidation Level	[ ]% (expressed in LTV)
Addresses of Lender	BTC[XXX] USDT-TRC20[XXX] USDT-ERC20[XXX] [Bank Account]
Addresses of Borrower	BTC[XXX] USDT-TRC20[XXX] USDT-ERC20[XXX] [Bank Account]
Collateral Accounts	[●]
Borrower Custodian Account	[●]
Contact Information Specified by Borrower	Name：XXX Phone：XXX Email：XXX
Risk Control Contact person A	Name：XXX Telegram：XXX Phone：XXX Email：XXX Note: Risk control contacts must keep their mobile phone available for 7*24 hours.
Risk Control Contact person B	Name：XXX Telegram：XXX Phone：XXX Email：XXX Note: Risk control contacts must keep their mobile phone available for 7*24 hours.

Pledgor		Lender

Naka SPV 2, LLC		[Antalpha Digital Pte. Ltd.]

By		By
Name:	Tyler Evans	Name:	Derar Islim
Title:	Chief Executive Officer and President	Title:	Chief Operating Officer

Date:	MM/DD/2025	Date:	MM/DD/2025

EXHIBIT C

Notice of Change of the Authorized Agents

Date: ____________

Submit to: Antalpha Digital Pte. Ltd.

This notice of change of the Authorized Agents (this “Notice”) amends Exhibit A of the Master Loan Agreement by and between [Antalpha Digital Pte. Ltd.] (the “Lender”), ____________ (the “Borrower”), and ____________ (the “Pledgor”) on ________ to change the provision stating the name and email of the Authorized Agents of Borrower. The provision is amended to read as follows:

The following are authorized to use the Antalpha Platform, deliver the Lending Requests and Written Notice on behalf of Borrower and shall hereafter be referred to as the “Authorized Agents” of Borrower:

Name:

Email:

Name:

Email:

This Notice becomes effective upon actual receipt by the Addressee.

[       ]

By:
Name:
Title:	Authorized Signatory